SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT made as of November 17, 2015 between BIORESTORATIVE THERAPIES, INC., a Delaware corporation (the “Company”), and JOHN M. DESMARAIS (the “Subscriber”).

WHEREAS, the Company desires to obtain financing by selling shares of common stock of the Company (“Common Stock”) (the “Offering”).

WHEREAS, the Subscriber desires to purchase a certain number of shares of Common Stock as set forth on the signature page hereof (the “Shares”).

WHEREAS, in consideration of the purchase of the Shares, the Subscriber is to receive warrants in the form attached hereto as Exhibit A for the purchase of a certain aggregate number of shares of Common Stock as set forth on the signature page hereof (collectively, the “Warrant”).

NOW, THEREFORE, for and in consideration of the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.                  Subscription for the Shares; Warrant.

1.1              Subject to the terms and conditions hereinafter set forth, the Subscriber hereby irrevocably subscribes for and agrees to acquire from the Company, and the Company agrees to sell to the Subscriber, the Shares at a purchase price of Four Dollars ($4.00) per Share. The purchase price is payable contemporaneously herewith by wire transfer to an account designated by the Company.

1.2              The closing of the transactions under this Agreement (the “Closing”) shall take place on the date hereof remotely by exchange of signature pages and documents. All payments made as provided in this Section 1 shall be deposited in the Company’s bank account.

1.3              The Company hereby covenants and agrees that it shall use the proceeds of Subscriber’s investment only for its working capital needs, including the repayment of indebtedness, and the acquisition of equipment.

1.4              In consideration of the Subscriber’s purchase of the Shares, the Company will issue to the Subscriber the Warrant, such Warrant to be exercisable for a period of five (5) years at an exercise price of Five Dollars ($5.00) per share of Common Stock issuable thereunder.

1.5              The certificates evidencing the Shares and the Warrant acquired by the Subscriber, duly executed by the Company, will be delivered by the Company to the Subscriber at the Closing.

1.6              Promptly following the Closing, the Company shall take all necessary and required actions so as to cause the appointment and election of Subscriber to its board of directors as soon as possible following the Closing (and in any event, not later than thirty (30) days after the Closing). Subscriber shall be a director in Class II of its classified board of directors, which Class is next subject to re-election in 2016. Contemporaneous with Subscriber’s appointment and election to the Company’s board of directors, the board of directors of the Company shall adopt the resolution attached to this Agreement as Exhibit B regarding a waiver of the corporate opportunity doctrine as to Subscriber’s service as a director of the Company and shall not rescind, revoke or modify such resolution, or propose to do so, at any time during Subscriber’s service as a director of the Company. In the event that the Company fails to cause the appointment and election of Subscriber to its board of directors within thirty (30) days of the Closing (a “Failure to Elect”) and/or the board of directors of the Company fails to adopt the resolution attached to this Agreement as Exhibit B or any time proposes to or does rescind, revoke or modify such resolution, the Subscriber shall have a right to cause the Company to repurchase the Shares for a purchase price per Share equal to the greater of (a) Four Dollars ($4.00) per Share and (b) Fair Market Value (as defined in the Warrant); provided, however, that, in the event of a Failure to Elect, the purchase price per Share shall be Four Dollars ($4.00) and the Warrant shall be deemed cancelled and of no further force or effect. In such event, Subscriber shall return the Warrant for cancellation. Subscriber shall exercise such right by written notice to the Company given within fifteen (15) days following (x) any Failure to Elect or (y) in the event the Subscriber is appointed and elected to the Company’s board of directors within thirty (30) days of the Closing, the date on which the Subscriber becomes aware that the board of directors of the Company failed to adopt the resolution attached to this Agreement as Exhibit B or proposed to or did rescind, revoke or modify such resolution; the closing of such repurchase shall occur within sixty (60) days of the Company’s receipt of such notice. Upon commencement of Subscriber’s service as a director, Subscriber and the Company shall enter into the director indemnification agreement in the form of Exhibit C hereto.

2.                  Representations and Warranties by Subscriber.

The Subscriber understands and agrees that the Company is relying and may rely upon the following representations, warranties, acknowledgements, consents, confirmations and covenants made by the Subscriber in entering into this Agreement:

2.1              The Subscriber recognizes that the acquisition of the Shares, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the Subscriber may not be able to liquidate its investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) the Subscriber could sustain a complete loss of its investment.

2.2              The Subscriber represents that it (i) is competent to understand and does understand the nature of this investment; and (ii) is able to bear the economic risk of this investment.

2.3              The Subscriber represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). The Subscriber meets the requirements of at least one of the suitability standards for an “accredited investor” as set forth on the Accredited Investor Certification contained herein.

2.4              The Subscriber represents and warrants that it has significant prior investment experience, including investment in restricted securities, and that it has read this Agreement and the Warrant in order to evaluate the merits and risks of the investment.

2.5              The Subscriber represents and warrants that it has reviewed all reports, statements and other documents regarding the Company that have been filed with the Securities and Exchange Commission (collectively, the “SEC Reports”), including the risk factors set forth in the Company’s latest Annual Report on Form 10-K and other filings, as applicable. The Subscriber also represents and warrants that it has been furnished by the Company with all information regarding the Company which it had requested or desired to know; that all documents which could be reasonably provided have been made available for its inspection and review; that it has been afforded the opportunity to ask questions of and receive answers from duly authorized representatives of the Company concerning the terms and conditions of the Offering, and any additional information which it had requested for the purpose of verifying the information set forth in the SEC Reports; and that it has had the opportunity to consult with its own tax or financial advisor concerning an investment in the Company. The Subscriber confirms that no oral representations have been made or oral information furnished to the Subscriber or its advisers in connection with the Offering that are inconsistent in any respect with the SEC Reports, this Agreement or the Warrant.

2.6              The Subscriber acknowledges that this Offering has not been reviewed by the Securities and Exchange Commission (the “SEC”) because it is intended to be a non-public offering pursuant to Section 4(a)(2) of the Act and Rule 506 of Regulation D promulgated thereunder. The Subscriber represents and warrants that the Shares, the Warrant and the Warrant Shares are being, and will be, acquired for its own account, for investment and not for distribution to others. The Subscriber agrees that it will not sell, transfer or otherwise dispose of the Shares, the Warrant or the Warrant Shares, or any portion thereof, unless they are registered under the Act or unless an exemption from such registration is available.

2.7              The Subscriber consents that the Company shall permit the transfer of the Shares, the Warrant and the Warrant Shares by the Subscriber out of its name only when its request for transfer is accompanied by an opinion of counsel reasonably acceptable to the Company that neither the sale nor the proposed transfer results in a violation of the Act or any applicable state “blue sky” laws (collectively, “Securities Laws”). The Subscriber agrees to be bound by any requirements of such Securities Laws.

2.8              The Subscriber acknowledges and agrees that the Company is relying on the Subscriber’s representations and warranties contained in this Agreement in determining whether to accept this subscription.

2.9              The Subscriber consents to the placement of the following legend on the Shares, the Warrant and the Warrant Shares:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OPTION, LOAN OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH A REASONABLY SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT OR THE RULES AND REGULATIONS IN EFFECT THEREUNDER, AND IN COMPLIANCE WITH PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.”

The Subscriber is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Shares, the Warrant and the Warrant Shares. The legend requirement imposed by this Section 2.9 as to the Act shall cease and terminate as to any particular Shares, the Warrant and/or Warrant Shares (a) when the Company has received a reasonably satisfactory opinion of counsel from Lowenstein Sandler LLP, Certilman Balin Adler & Hyman, LLP or other counsel reasonably acceptable to the Company that such legend is no longer required in order to assure compliance by the Company with the Act or (b) when such Shares, Warrant and/or Warrant Shares have been effectively registered under the Act or transferred pursuant to Rule 144 promulgated under the Act. Wherever (x) such requirement shall cease and terminate as to any Shares, Warrant and/or Warrant Shares or (y) such Shares, Warrant and/or Warrant Shares shall be transferable under Rule 144(b)(1), the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth this Section 2.9 as to the Act.

2.10          The Subscriber represents and that the address set forth on the signature page is the Subscriber’s true and correct address.

2.11          The Subscriber represents and warrants that it is unaware of, is in no way relying on, and did not become aware of, the Offering through, or as a result of, any form of general solicitation or advertising, including, without limitation, articles, notices, advertisements or other communications published in any newspaper, magazine or other similar media or broadcast over television or radio or any seminar or meeting where the attendees have been invited by any such means of general solicitation or advertising, or through any filings made by the Company with the SEC with respect to the public offering of its securities.

2.12          The Subscriber represents and warrants that the Subscriber has reached the age of 21 and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof.

2.13          The Subscriber represents and warrants that the execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or other document to which the Subscriber is a party or by which it is bound.

2.14          NEITHER THE SHARES, NOR THE WARRANT NOR THE WARRANT SHARES OFFERED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SHARES, THE WARRANT AND THE WARRANT SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. NEITHER THE SHARES, NOR THE WARRANT NOR THE WARRANT SHARES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE SEC REPORTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

3.                  Representations and Warranties by the Company.

The Company represents and warrants to the Subscriber as follows:

3.1              The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has the corporate power to conduct its business.

3.2              The execution, delivery and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

3.3              The Warrant has been duly and validly authorized and, when issued in accordance with the terms hereof, will be duly and validly issued and will represent the binding obligation of the Company. The Shares and the Warrant Shares have been duly and validly authorized and, when issued in accordance with the terms hereof and the Warrant, respectively, will be duly and validly issued, fully paid and nonassessable.

3.4              The Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the issuance of the Shares, the Warrant and the Warrant Shares.  The Company is not in violation or default of any of the terms of its Certificate of Incorporation or By-Laws.  The execution, delivery and performance of this Agreement by the Company, and the sale, issuance and delivery of the Shares, the Warrant and the Warrant Shares, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under its Certificate of Incorporation or By-Laws.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

3.5              The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, (other than blue sky filings, which shall be made promptly following the closing hereunder) any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Agreement and the sale, issuance and delivery of the Shares, the Warrant and the Warrant Shares.

4.                  Notices to Subscriber.

4.1              Neither the Shares nor the Warrant nor the Warrant Shares have been registered under the Act, or the securities laws of any state, and are being offered and sold in reliance on exemptions from the registration requirements of the Act and such laws. Neither the Shares nor the Warrant nor the Warrant Shares have been approved or disapproved by the SEC, any state securities commission or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Offering. Any representation to the contrary is unlawful.

4.2              The Shares, the Warrant and the Warrant Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act, and applicable state securities laws, pursuant to registration or exemption therefrom. The Subscriber should be aware that it may be required to bear the financial risks of this investment for an indefinite period of time.

4.3              The Offering is being made on a “best efforts” basis. Accordingly, the Company will be able to utilize all Offering proceeds received without the requirement that any minimum number of shares of Common Stock be sold.

5.                  Piggyback Registration Rights.

5.1              In the event the Company shall determine to file a Registration Statement under the Act (other than on Form S-4 or Form S-8 or another form not available for registering the Shares for sale to the public) in connection with the proposed offer and sale of any of its securities, the Company shall give written notice of its determination to the Subscriber (a “Piggyback Notice”). In the event the Subscriber, within twenty (20) days after the receipt of the Piggyback Notice, shall notify the Company of its desire that the Shares be included in the Registration Statement, the Company shall include such Shares in the Registration Statement, all to the extent requisite to permit the sale or other disposition by the Subscriber of the Shares to be so registered; provided, however, that the Company may at any time, in its sole discretion, withdraw or cease proceeding with any such registration.

5.2              If the registration with respect to which the Company gives the Piggyback Notice is for a public offering involving an underwriting, the Company agrees to so advise the Subscriber as a part of its written notice. In such event, the right of the Subscriber to registration pursuant to this Section 5 shall be conditioned upon the Subscriber's participation in such underwriting and the inclusion of the Subscriber’s Shares in the underwriting to the extent required by the managing underwriter. In such event, the Subscriber shall enter into an underwriting agreement with the underwriter or underwriters selected for such underwriting by the Company on terms that are acceptable to the Company.

5.3              Notwithstanding any other provision of this Section 5, if the managing underwriter of an underwritten distribution advises the Company and the Subscriber in writing that in its good faith judgment the number of Shares requested to be registered under this Section 5 and other securities requested to be registered exceeds the number of Shares and other securities which can be sold in such offering without adversely affecting the success of such offering or the price at which such securities are offered, then (i) the number of Shares and other securities (except for shares to be issued by the Company for its own account) so requested to be included in the offering shall be reduced to that number of shares (including zero) which in the good faith judgment of the managing underwriter can be sold in such offering, and (ii) such reduced number of shares, if any, shall be allocated among the Subscriber and holders of other securities in proportion, as nearly as practicable, to the respective number of Shares and other securities requested by the Subscriber and other holders to be included in the Registration Statement.

5.4              Notwithstanding the foregoing, the Company need not send a Piggyback Notice if the Shares are then saleable pursuant to Rule 144 promulgated under the Act.

6.                  Public Announcements. Except as may be required by law or any applicable stock exchange rules, the Company will not issue or make any press releases or other public disclosures concerning this Agreement or the transactions contemplated hereby without first providing a draft of such proposed press release or other public announcement to Subscriber and affording a reasonable opportunity for Subscriber to review and comment thereon; the Company shall incorporate any reasonable comment made by Subscriber as long as such comment is consistent with applicable law and any applicable stock exchange rules.

7.                  Miscellaneous.

7.1              Any notice or other communication given hereunder shall be deemed sufficient if in writing and hand delivered or sent by certified mail (return receipt requested, postage prepaid), or overnight mail or courier, addressed as follows:

To the Company:

40 Marcus Drive

Suite One

Melville, New York 11747

Attn: Chief Executive Officer

With a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Attn: Fred Skolnik, Esq.

To the Subscriber: at its address indicated on the signature page of this Agreement or to such other address as to which either party shall notify the other in accordance with the provisions hereof. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

7.2              This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

7.3              This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors, assigns and legal representatives. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature between them.

7.4              This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York, applicable to agreements to be performed wholly within the State of New York. The Company and the Subscriber hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within Nassau or Suffolk County, New York over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal action related thereto may be heard and determined in such courts. Each of the Company and the Subscriber hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

7.5              The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

7.6              All references to the neuter gender herein shall likewise apply to the masculine or feminine gender as and where applicable, and vice-versa.

7.7              This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument. Signatures transmitted herein via facsimile or other electronic image shall be deemed original signatures. Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall become the binding obligation of the Subscriber with respect to the acquisition of the Shares and the Warrant as herein provided.

7.8              Only upon written approval and acceptance of this Agreement by the Company shall the Company be obligated hereunder.

7.9              The Subscriber acknowledges that it has been represented by counsel, or afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Subscriber. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto

[Remainder of page intentionally left blank. Signature page follows.]

BIORESTORATIVE THERAPIES, INC.

SUBSCRIPTION AGREEMENT

Accredited Investor Certification

(Initial the appropriate box(es))

The Subscriber represents and warrants that it, he or she is an “accredited investor” based upon the satisfaction of one or more of the following criteria:

JMD	(1) he or she is a natural person who has a net worth or joint net worth with his or her spouse in excess of $1,000,000 at the date hereof[1]; or

JMD	(2) he or she is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or a joint income with his or her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

_____	(3) he or she is a director or executive officer of the Company; or

_____	(4) it is either (a) a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity, (b) a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, (c) an insurance company as defined in Section 2(13) of the Securities Act, (d) an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such act, (e) a small business investment company licensed by the United States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, (f) a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000 or (g) an employee (benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which plan fiduciary is a bank, savings and loan association, an insurance company or a registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who otherwise meet these suitability standards; or

1 For purposes of calculating net worth:

(i)	The Subscriber’s primary residence shall not be included as an asset;

(ii)     Indebtedness that is secured by the Subscriber’s primary residence, up to the estimated fair market value of the primary residence at the date hereof, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the date hereof exceeds the amount outstanding 60 days before the date hereof, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(iii)    Indebtedness that is secured by the Subscriber’s primary residence in excess of the estimated fair market value of the primary residence at the date hereof shall be included as a liability.

_____	(5) it is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

_____	(6) it is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, a Massachusetts or similar business trust or a partnership not formed for the specific purpose of acquiring the Shares and the Warrant offered hereby, with total assets in excess of $5,000,000; or

_____	(7) it is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares and the Warrant, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

_____	(8) it is a corporation, partnership or other entity, and each and every equity owner of such entity initials a separate Accredited Investor Certification pursuant to which it, he or she certifies that it, he or she meets the qualifications set forth in either (1), (2), (3), (4), (5), (6) or (7) above.

If the Subscriber is an INDIVIDUAL, or if the Shares are being acquired as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY:	If the Subscriber is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY or TRUST:

John M. Desmarais
Name(s) of Subscriber	Name of Subscriber

/s/ John M. Desmarais	By:
Signature of Subscriber	Signature of Authorized Representative

Signature, if jointly held	Name and Title of Authorized Representative

November 17, 2015
Date	By:
Signature of Authorized Representative

Name and Title of Authorized Representative

Date

BIORESTORATIVE THERAPIES, INC.

SUBSCRIPTION AGREEMENT

If the Subscriber is an INDIVIDUAL, or if the Shares and the Warrant are being purchased as JOINT TENANTS, as TENANTS IN COMMON, or as COMMUNITY PROPERTY:

John M. Desmarais
Print Name(s)	Social Security Number(s)

/s/ John M. Desmarais
Signature of Subscriber	Signature of Subscriber, if more than one

$500,000 / 125,000	Address
Purchase Price/Number of Shares

125,000	November 17, 2015
Number of Warrant Shares	Date

If the Subscriber is a PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY or TRUST:

Name of Partnership, Corporation
Limited Liability Company or Trust	Type of Entity

By:	Federal Taxpayer Identification Number
Name:
Title:

Address

Purchase Price/Number of Shares
State of Organization

Number of Warrant Shares	Date

SUBSCRIPTION ACCEPTED AND AGREED TO

this 18 day of November, 2015

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Mark Weinreb